UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

December 27, 2021

Date of Report (Date of earliest event reported)

IMMERSION CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	001-38334	94-3180138
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

330 Townsend Street, Suite 234, San Francisco, CA 94107

(Address of principal executive offices and zip code)

(408) 467-1900
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IMMR	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 27, 2021, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Immersion Corporation, a Delaware corporation (the “Company”) approved a cash bonus award to Francis Jose, the Company’s Chief Executive Officer, of $75,000 for his performance in 2021. In addition, on December 28, 2021, the Board, upon recommendation of the Committee, approved a cash bonus award to Eric Singer, the Company’s Executive Chairman, of $500,000 for his performance in 2021. In light of the nature of his current role as Executive Chairman, Mr. Singer is no longer considered by the Board to be an independent director.

On December 28, 2021, the Board appointed William C. Martin to serve as the Company’s Chief Strategy Officer. Mr. Martin, age 44, has served on the Board since 2019. In light of this appointment, Mr. Martin is no longer considered by the Board to be an independent director. There is no arrangement or understanding between Mr. Martin and any other persons pursuant to which Mr. Martin was appointed as an officer. There are no family relationships between Mr. Martin and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In connection with his appointment, Mr. Martin will be paid an annual base salary of $350,000, which is inclusive of any cash compensation that Mr. Martin otherwise would receive as a director. Mr. Martin will have the ability to elect to receive his cash compensation in shares of the Company’s Common Stock. Mr. Martin also currently serves as the Chairman, Chief Investment Officer and Founder of Raging Capital Management, LLC, a private investment partnership based near Princeton, New Jersey that was founded in 2006. Mr. Martin has co-founded a number of financial information companies, including RagingBull.com in 1997 and InsiderScore.com in 2004. He has served on numerous public company boards, including nine years on the board of Bankrate, Inc., a consumer finance company, which was acquired in 2009; the board of Salary.com, Inc., a compensation data, software, consulting and resource company, which was acquired in 2010; and the board of Vitesse Semiconductor Corp., a semiconductor company, which was acquired in 2015.

In addition, on December 28, 2021, the Board appointed Frederick Wasch to its Board of Directors, effective on December 28, 2021. There is no arrangement or understanding between Mr. Wasch and any other persons pursuant to which Mr. Wasch was elected as a director. There are no family relationships between Mr. Wasch and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Wasch will enter into the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.11 to the Company’s Registration Statement on Form S-3/A filed with the Securities and Exchange Commission on March 25, 2004. In addition, Mr. Wasch will be compensated for his service on the Board in accordance with the Company’s standard compensation policy for non-employee directors. The Board has appointed Mr. Wasch to the Audit Committee and the Nominating and Corporate Governance Committee.

Item 5.07 Submission of Matters to a Vote of Security Holders.

Immersion Corporation, a Delaware corporation (the “Company”) convened a special meeting of stockholders (the “Special Meeting”) on Monday, December 27, 2021, at 9:30 a.m. Pacific Time, at the Company’s principal executive offices located at 330 Townsend Street, Suite 234, San Francisco, CA 94107. The Special Meeting was adjourned because a quorum of the holders of the Company's common stock (the “Common Stock”), was not present in person or by proxy to transact business at the Special Meeting. The adjournment was approved by a vote of 11,450,288 shares of Common Stock, with 3,337,119 shares voting against the adjournment, and 33,418 shares of Common Stock abstaining, thus constituting approval by the vote of a majority of the votes cast on the adjournment proposal.

The Special Meeting has been adjourned to Tuesday, January 18, 2022 at 9:30 a.m. Pacific Time, at the Company’s principal executive offices located at 330 Townsend Street, Suite 234, San Francisco, CA 94107, to consider and vote upon the proposals described in the notice of meeting that was sent on or about November 17, 2021 to each stockholder of record as of the close of business on October 29, 2021.

We have engaged a proxy solicitor, Saratoga Proxy Consulting LLC, to assist the Company’s Board of Directors and management in obtaining adequate votes to achieve the required quorum for the Special Meeting. The Company will pay the proxy solicitation fees to Saratoga Proxy Consulting LLC and estimates that such fees will total approximately $30,000 or less.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMERSION CORPORATION

Date:	December 30, 2021	By:	/s/ FRANCIS JOSE
		Name:	Francis Jose
		Title:	Chief Executive Officer and General Counsel